Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ImmunoCellular Therapeutics, Ltd. on Form S-8 (File Nos. 333-171652, 333-155199, 333-151968 and 333-147278) of our report dated March 29, 2010 with respect to our audit of the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2009 and for the year ended December 31, 2009, and the period from February 25, 2004 (inception) to December 31, 2009, which report is included in this Annual Report on Form 10-K of ImmunoCellular Therapeutics, Ltd. for the year ended December 31, 2011.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

March 21, 2012